Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

February 11, 2021

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, California 94065

Ladies and Gentlemen:

We have acted as counsel to Electronic Arts Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-250800) (the “Registration Statement”), including the prospectus constituting a part thereof dated November 20, 2020 and the prospectus supplement dated February 9, 2021 to such prospectus (together, the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $750,000,000 aggregate principal amount of 1.850% Senior Notes due 2031 (the “2031 Notes”) and $750,000,000 aggregate principal amount of 2.950% Senior Notes due 2051 (the “2051 Notes” and, together with the 2031 Notes, the “Notes”).

We have examined the Registration Statement, the Underwriting Agreement, dated February 9, 2021 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes, the Indenture, dated as of February 24, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture thereto, dated February 11, 2021 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

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Electronic Arts Inc.	- 2 -	February 11, 2021

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 10.13 of the Base Indenture relating to the severability of provisions of the Base Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

Electronic Arts Inc.	- 3 -	February 11, 2021

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP